UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of earliest event reported) February 14, 2007

Center Financial Corporation

(Exact name of Registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

000-50050	52-2380548
(Commission file number)	(IRS Employer Identification No)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010

(Address of principal executive offices)

(213) 251-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) On February 14, 2007, the Company and its wholly-owned subsidiary, Center Bank appointed Lisa Kim Pai as executive vice president, general counsel and corporate secretary effective February 21, 2007. Ms. Pai, age 47, has been in private legal practice since November 2006 with Kim Pai & Associates in Pasadena, California. Previously, she served as acting general counsel and corporate secretary of Nara Bancorp in Los Angeles from June 2005 to October 2006; in private practice from February 2005 until May 2005 with The Law Offices of Lisa Pai in Los Angeles, California; as senior vice president, general counsel and corporate secretary of Hanmi Financial Corporation (“Hanmi”) in Los Angeles from its acquisition of Pacific Union Bank in May 2004 until January 2005; and in various positions with Pacific Union Bank in Los Angeles from 1994 until its sale to Hanmi in 2004, most recently as senior vice president, general counsel and corporate secretary since 2000.

Ms. Pai will not be serving pursuant to an employment agreement, but will receive an initial annual base salary of $180,000 per year, plus customary scheduled bonuses as well as discretionary bonuses, an automobile allowance, reimbursement of expenses, and customary medical insurance benefits. Ms Pai will also receive stock options to purchase 50,000 shares of the Company’s authorized but unissued common stock, at the fair market value on the date of grant, which will be February 21, 2007. The options will be for a term of ten years and will vest in installments of twenty percent per year commencing on the first anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

Date: February 20, 2007	/s/ Jae Whan Yoo
Center Financial Corporation
Jae Whan Yoo
Chief Executive Officer and President